                                                                     Exhibit 5.1

                     [STOKES & BARTHOLOMEW, P.A. LETTERHEAD]

                                 June 10, 1999

Prison Realty Trust, Inc.
10 Burton Hills Boulevard, Suite 100
Nashville, Tennessee 37215

Ladies and Gentlemen:

         We have acted as counsel to Prison Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-3, filed on June 10, 1999, by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to $100,000,000 aggregate principal amount of its senior notes maturing on June 1, 2006 (the "Note"). This opinion is being provided to you in connection with the filing of the Registration Statement.

         We have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Charter of the Company, as amended, (the "Charter"), (ii) the Amended and Restated Bylaws of the Company (the "Bylaws"),
(iii) certified copies of certain resolutions duly adopted by the Board of Directors of the Company and (iv) forms of the indenture and indenture supplement (collectively, the "Indenture") relating to the Notes. As to factual matters material to the opinions set forth below we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement and in such certificates of government officials and officers of the Company as we have deemed necessary for the purpose of the opinions expressed herein.

Board of Directors
June 10, 1999
Page 2

         The opinions stated herein are limited to the federal laws of the United States, the laws of the State of Tennessee and the General Corporation Law of the State of Maryland. The opinions expressed below with respect to the valid and binding nature of any Offered Securities are subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and the application of general principles of equity, whether in a proceeding in equity or at law.

         Based upon and subject to the conditions and limitation set forth herein, we are of the opinion that:

         3. When the Registration Statement has become effective under the Act and the Notes have been duly established by the Indenture, and duly authenticated by any agent required under such documents and duly authorized and established by the applicable Resolutions, Notes have been duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the applicable Resolutions and Indenture and as contemplated by the Registration Statement, the Prospectus and the applicable

Board of Directors
June 10, 1999
Page 3



Prospectus Supplement and, the underwriting agreement relating to the issuance of such Notes, the Notes will be duly authorized and will constitute valid and binding obligations of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

                                      Very truly yours,

                                      Stokes & Bartholomew, P.A.